Boxlight Reports Third Quarter 2024 Financial Results
Duluth, GA – Business Wire – November 13, 2024 – Boxlight Corporation (Nasdaq: BOXL) (“Boxlight” or the “Company”), a leading provider of interactive technology solutions, today announced the Company’s financial results for the third quarter ended September 30, 2024.
Financial and Operational Highlights:
•Revenue was $36.3 million for the quarter, a decrease of 26.9% from the prior year quarter
•Gross profit margin in Q3'24 decreased to 33.8% from 36.3% from the prior year quarter
•Net loss was $3.1 million, compared to net loss of $17.8 million in the prior year quarter
•Net loss per basic and diluted common share was ($0.34), compared to ($1.90) net loss per basic and diluted common share in the prior year quarter
•Adjusted EBITDA, a non-GAAP measure, decreased by $2.7 million to $2.2 million from the prior year quarter
•Announced a unified worldwide display brand as Clevertouch by Boxlight
•Formed partnerships with leading 3rd party emergency management platforms, including CrisisGo, for integrated School Safety Solutions
•Launched the new IMPACT Max 2 interactive panel with upgraded storage, access to Google Chrome and an exclusive chipset for a faster, more intuitive display
•Achieved Cyber Essentials certification ensuring product safety and robustness across all Clevertouch products
•Won AV Technology awards for Clevertouch Edge
•Ended the quarter with $10.5 million in cash, $45.8 million in working capital and $6.5 million in stockholders’ equity

Management Commentary
“We continue to position our organization for future growth through the alignment of our brand strategy and new product innovation in both the audio and video sectors,” commented Dale Strang, Chief Executive Officer. “The recent introduction of the IMPACT Max 2 interactive panel, along with UNITY, our all-in-one hardware device used to manage audio communication and safety ecosystems, complement our existing, award-winning and state-of-the-art portfolio, enabling us to meet the anticipated growth in future demand, as schools modernize technology, increase STEM programs and focus on school safety.”

“We continue to maintain operating expense discipline amidst challenging industry conditions and expect further expense reductions as we align our organization with current demand levels to drive future profitability,” added Strang. “We are excited about the long-term outlook for the Industry and believe our recent initiatives to streamline our brands and unify our go-to-market message will position the Company for further success.”

Financial Results for the Three Months Ended September 30, 2024 (Q3'24) vs. Three Months Ended September 30, 2023 (Q3'23)
Total revenues were $36.3 million as compared to $49.7 million for the third quarter last year, resulting in a 26.9% decrease. The decrease in revenues was primarily due to lower sales volume across all markets primarily resulting from lower global demand for interactive flat panel displays.
Cost of revenues were $24.0 million as compared to $31.7 million for the third quarter last year, resulting in a 24.1% decrease. The decrease in cost of revenues was attributable to the decrease in units sold.
Gross profit was $12.3 million as compared to $18.0 million for the third quarter last year, resulting in a decrease of 32.0%. Gross profit margin decreased to 33.8% from 36.3% for the third quarter last year. The decrease in gross profit margin percentage is primarily related to competitive industry pricing in the interactive flat panel market coupled with a shift in product mix as audio revenues comprised a smaller percentage of total sales for the quarter compared with the prior year.

Total operating expenses were $13.1 million, accounting for 36.1% of revenues, as compared to $29.6 million and 59.6% of revenues for the third quarter last year. Operating expenses in Q3'23 included impairment charges of $13.2 million. The decrease in operating expenses, excluding impairment charges, was due to planned initiatives to reduce operating expenses across all cost groups, with the largest declines in employee-related expenses of $2.0 million, sales and marketing expense of $0.4 million, travel expense of $0.3 million, depreciation and amortization expense of $0.2 million, and stock compensation expense of $0.2 million.
Other expense, net, was $2.2 million as compared to $3.1 million for the Q3'23, representing a decrease of $0.9 million. Other expense consists primarily of interest expense on our term loan which decreased $0.4 million compared with the prior year quarter, and unrealized profit and loss on foreign currency exchange which increased by $0.5 million.
Net loss was $3.1 million compared to $17.8 million for the third quarter last year and was a result of the changes noted above.
The net loss attributable to common shareholders was $3.4 million. Net loss attributable to common shareholders for Q3'23 was $18.1 million, after deducting fixed dividends paid to Series B preferred shareholders of $0.3 million in both years.
Total comprehensive loss was $0.8 million. Total comprehensive loss for Q3'23 was $20.6 million. The change reflects the effect of foreign currency translation adjustments on consolidation, with the net effect of a $2.3 million gain for the three months ended September 30, 2024 and a $2.9 million loss for Q3'23.
Basic and diluted EPS for Q3'24 was ($0.34). Basic and diluted EPS for the three months ended September 30, 2023 was ($1.90).
EBITDA, a non-GAAP measure, for the three months ended September 30, 2024 was $1.6 million, as compared to $9.4 million EBITDA loss for Q3'23.
Adjusted EBITDA for Q3'24 was $2.2 million, as compared to $4.9 million Q3'23. Adjustments to EBITDA included stock-based compensation expense, gains/losses from the remeasurement of derivative liabilities, impairment of goodwill, severance charges, and the effects of purchase accounting adjustments in connection with prior period acquisitions.
Financial Results for the Nine Months Ended September 30, 2024 vs. Nine Months Ended September 30, 2023
Total revenues were $111.9 million as compared to $137.9 million for the nine months ended September 30, 2023, resulting in a 18.9% decrease. The decrease in revenues was primarily due to lower sales volume across all markets primarily resulting from lower global demand for interactive flat panel displays.
Gross profit was $39.6 million as compared to $51.0 million for the nine months ended September 30, 2023 resulting in a decrease of 22.3%. Gross profit margin decreased to 35.4% for Q3'24 from 37.0% for Q3'23. The decrease in gross profit percentage is primarily related to competitive industry pricing in the interactive flat panel market coupled with a shift in product mix as audio revenues comprised a smaller percentage of total sales compared with the prior year.

Total operating expenses were $42.8 million as compared to $60.7 million for the nine months ended September 30, 2023. Excluding non-recurring impairment charges of $13.2 million, total operating expenses in the prior year period were $47.5 million. The decrease in operating expenses was due to planned initiatives to reduce operating expenses across all cost groups, with the largest declines in employee-related expenses of $2.4 million, sales and marketing expense of $0.8 million, stock compensation expense of $0.6 million, depreciation and amortization expense of $0.7 million, and travel expense of $0.6 million.

Net loss decreased $9.9 million to $11.6 million and was a result of the changes noted above. Net loss attributable to common shareholders was $12.6 million in the nine months ended September 30, 2024 compared to $22.4 million in the nine months ended September 30, 2023, after deducting fixed dividends paid to Series B preferred shareholders of approximately $1.0 million in both years.
Total comprehensive loss was $10.2 million compared to $22.1 million for the nine months ended September 30, 2023, reflecting the effect of cumulative foreign currency translation adjustments on consolidation, with the net effect of $1.4 million gain and a $0.6 million loss for the nine months ended September 30, 2024 and September 30, 2023, respectively.
Basic and diluted EPS for the nine months ended September 30, 2024 was ($1.29) compared to ($2.39) per basic and diluted share for the nine months ended September 30, 2023.

EBITDA for the nine months ended September 30, 2024 was $3.0 million, as compared to EBITDA loss of ($3.0) for the nine months ended September 30, 2023. Adjusted EBITDA for the nine months ended September 30, 2024 was $6.0 million, as compared to $13.7 million for the nine months ended September 30, 2023.
Balance Sheet; Credit Agreement
At September 30, 2024, Boxlight had $10.5 million in cash and cash equivalents, $45.8 million in working capital and $38.8 million in debt, net of debt issuance costs.
As of September 30, 2024, we were not in compliance with the senior leverage ratio financial covenant under our credit agreement, under which $40.1 million in borrowings is outstanding. Subsequent to quarter end, we were not in compliance with the borrowing base financial covenant under the Credit Agreement. We are currently finalizing an amendment to our Credit Agreement to waive the noncompliance. Although we have previously been successful in obtaining waivers with respect to these matters, there can be no assurance that we will obtain them in the future, or that the lender will not take action to accelerate all of our obligations under the Credit Agreement in the event of future noncompliance.
Third Quarter 2024 Financial Results Conference Call
The Company will hold a conference call to discuss its third quarter 2024 financial results on Wednesday, November 13, 2024, at 4:30 p.m. Eastern Time.
The conference call details are as follows:

Date:	Wednesday, November 13, 2024
Time:	4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time
Dial-in:	1-888-506-0062 (Domestic)
1-973-528-0011 (International)
Participant Access Code:	971820
Webcast:	https://www.webcaster4.com/Webcast/Page/2213/51355
For those unable to participate during the live broadcast, a replay of the conference call will be available until 11:59 p.m. Eastern Time on Wednesday, November 27, 2024, by dialing 1-877-481-4010 (domestic) and 1-919-882-2331 (international) and referencing the replay passcode 51355.
About Boxlight Corporation
Boxlight Corporation (Nasdaq: BOXL) is a leading provider of interactive technology solutions under its award-winning brands Clevertouch®, FrontRow™ and Mimio®. Boxlight aims to improve engagement and communication in diverse business and education environments. Boxlight develops, sells, and services its integrated solution suite including interactive displays, collaboration software, audio solutions, supporting accessories, and professional services. For more information about Boxlight and the Boxlight story, visit http://www.boxlight.com, https://www.clevertouch.com and https://www.gofrontrow.com.
Forward Looking Statements
This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements, including the information regarding finalization of a waiver with the Company’s lender. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to: our ability to continue operating as a going concern; our ability to comply with certain covenants, minimum liquidity and borrowing base requirements under our existing credit agreement, or to obtain waivers of compliance; our ability to maintain a listing of our Class A common stock; changes in the sales of our display products; seasonality; changes in our working capital requirements and cash flow fluctuations; competition; our ability to enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner; our reliance on resellers and distributors; the success of our strategy to increase sales in the business and government market; changes in market saturation for our products; challenges growing our sales in foreign markets; our dependency on third-party suppliers; our ability to enter into and maintain strategic alliances with third parties; our ability to keep pace with technology; changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies. Boxlight encourages you to review other factors that may affect its future results and performance in Boxlight’s filings with the Securities and Exchange Commission, including under the heading “Risk Factors” in its Annual Report on Form 10-K for the year ended December 31, 2023, as filed on March 14, 2024, and any updated to those risk factors in Boxlight’s subsequently filed Quarterly Reports on Form 10-Q. Given these factors, risks and uncertainties, we caution you not to place undue reliance on forward-looking statements. We expressly disclaim any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as required by law.
Use of Non-GAAP Financial Measures
To provide investors with additional insight and allow for a more comprehensive understanding of the information used by management in its financial and decision-making surrounding pro forma operations, we supplement our consolidated financial statements presented on a basis consistent with U.S. generally accepted accounting principles, or GAAP, with EBITDA and Adjusted EBITDA, which are non-GAAP financial measures of earnings. EBITDA represents net loss before income tax expense (benefit), interest expense, depreciation and amortization. Adjusted EBITDA represents EBITDA plus stock-based compensation, severance charges, the change in fair value of derivative liabilities, impairment of goodwill and the purchase accounting impact of inventory markup and fair value adjustments to deferred revenue. Our management uses EBITDA and Adjusted EBITDA as financial measures to evaluate the profitability and efficiency of our business model. We use these non-GAAP financial measures to assess the strength of the underlying operations of our business. These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. We find this especially useful when reviewing pro forma results of operations, which include large non-cash amortizations of intangible assets from acquisitions and stock-based compensation. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.
We report our operating results in accordance with U.S. GAAP. We have disclosed in the table below the results on a constant currency basis to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates we use to translate our operating results into U.S. Dollars for all countries where the functional currency is not the U.S. Dollar. Because we are a global company, the foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our reported financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which we conduct our business. References to our operating results on a constant-currency basis mean our operating results without the impact of foreign currency exchange rate fluctuations.
We believe disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-U.S. GAAP financial measures and are not meant to be considered in isolation or as a substitute for comparable measures prepared in accordance with U.S. GAAP. Constant-currency results have no standardized meaning prescribed by U.S. GAAP, are not prepared under any comprehensive set of accounting rules or principles, and should be read in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.

Discussion of the Effect of Constant Currency on Financial Condition
We calculate constant-currency amounts by translating local currency amounts in the current period at actual foreign exchange rates for the prior year period. Our constant-currency results do not eliminate the transaction currency impact of purchases and sales of products in a currency other than the functional currency.

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$36,289	$49,667	(27)%
Impact of foreign currency translation	(543)	(1,705)
Constant-currency	$35,746	$47,962	(25)%

	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023	% Decrease
	(Dollars in thousands)
Total revenues
As reported	$111,897	$137,909	(19)%
Impact of foreign currency translation	(1,479)	752
Constant-currency	$110,418	$138,661	(20)%

Boxlight Corporation
Condensed Consolidated Balance Sheets
As of September 30, 2024 and December 31, 2023
(in thousands, except share and per share amounts)

	September 30, 2024	December 31, 2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,493	$17,253
Accounts receivable – trade, net of allowances for credit losses of 352 and 421	25,387	29,523
Inventories, net of reserves	42,320	44,131
Prepaid expenses and other current assets	9,157	9,471
Total current assets	87,357	100,378

Property and equipment, net of accumulated depreciation	2,317	2,477
Operating lease right of use asset	8,575	8,846
Intangible assets, net of accumulated amortization	41,702	45,964
Other assets	1,444	906
Total assets	$141,395	$158,571

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued expenses	$26,050	$32,899
Short-term debt	1,682	1,037
Operating lease liabilities, current	2,335	1,827
Deferred revenues, current	9,459	8,698
Derivative liabilities	3	205
Other short-term liabilities	2,000	1,566
Total current liabilities	41,529	46,232

Deferred revenues, non-current	16,366	16,347
Long-term debt	37,111	39,134
Deferred tax liabilities, net	4,299	4,316
Operating lease liabilities, non-current	7,039	7,282
Total liabilities	106,344	113,311

Mezzanine equity:
Preferred Series B, shares issued and outstanding	16,146	16,146
Preferred Series C, shares issued and outstanding	12,363	12,363
Total mezzanine equity	28,509	28,509

Stockholders’ equity:
Preferred stock, par value, shares authorized; and shares issued and outstanding, respectively	—	—
Common stock, $0.0001 par value, 18,750,000 shares authorized; 9,842,315 and 9,704,496 Class A shares issued and outstanding, respectively	1	1
Additional paid-in capital	119,731	119,724
Accumulated deficit	(115,903)	(104,275)
Accumulated other comprehensive income	2,713	1,301
Total stockholders’ equity	6,542	16,751

Total liabilities and stockholders’ equity	$141,395	$158,571

Boxlight Corporation
Condensed Consolidated Statements of Operations and Comprehensive Loss
For the three and nine months ended September 30, 2024 and 2023
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues, net	$36,289	$49,667	$111,897	$137,909
Cost of revenues	24,037	31,653	72,302	86,919
Gross profit	12,252	18,014	39,595	50,990

Operating expense:
General and administrative	12,089	15,408	39,659	45,366
Research and development	1,022	979	3,178	2,101
Impairment of goodwill	—	13,226	—	13,226
Total operating expense	13,111	29,613	42,837	60,693

Loss from operations	(859)	(11,599)	(3,242)	(9,703)

Other (expense) income:
Interest expense, net	(2,550)	(2,987)	(7,723)	(8,222)
Other income (expense), net	330	(181)	(98)	(231)
Change in fair value of derivative liabilities	6	90	202	50
Total other expense	(2,214)	(3,078)	(7,619)	(8,403)
Loss before income taxes	$(3,073)	$(14,677)	$(10,861)	$(18,106)
Income tax benefit (expense)	12	(3,073)	(767)	(3,379)
Net loss	$(3,061)	$(17,750)	$(11,628)	$(21,485)
Fixed dividends - Series B Preferred	(317)	(317)	(952)	(952)
Net loss attributable to common stockholders	$(3,378)	$(18,067)	$(12,580)	$(22,437)

Comprehensive loss:
Net loss	$(3,061)	$(17,750)	$(11,628)	$(21,485)
Other comprehensive loss:
Foreign currency translation adjustment	2,270	(2,854)	1,412	(574)
Total comprehensive loss	$(791)	$(20,604)	$(10,216)	$(22,059)

Net loss per common share – basic and diluted	$(0.34)	$(1.90)	$(1.29)	$(2.39)

Weighted average number of common shares outstanding – basic and diluted	9,823	9,484	9,775	9,399

Reconciliation of net loss for the three and nine months ended September 30, 2024 and 2023 to EBITDA and Adjusted EBITDA

(in thousands)	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Net Loss	$(3,061)	$(17,750)	$(11,628)	$(21,485)
Depreciation and amortization	2,075	2,332	6,187	6,893
Interest expense (benefit)	2,550	2,987	7,723	8,222
Income tax expense	(12)	3,073	767	3,379
EBITDA	$1,552	$(9,358)	$3,049	$(2,991)
Stock compensation expense	441	671	1,233	1,823
Change in fair value of derivative liabilities	(6)	(90)	(202)	(50)
Purchase accounting impact of fair valuing inventory	—	113	225	336
Purchase accounting impact of fair valuing deferred revenue	208	366	778	1,308
Impairment of goodwill	—	13,226	—	13,226
Severance charges	—	—	943	—
Adjusted EBITDA	$2,195	$4,928	$6,026	$13,652
Media
Sunshine Nance
+1 360-464-2119 x254
sunshine.nance@boxlight.com
Investor Relations
Greg Wiggins
+1 360-464-4478
investor.relations@boxlight.com